Exhibit 10.7

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Long Term Incentive Plan Document

Introduction

The purpose of the Long Term Incentive Plan (this “Plan”) is to provide a mechanism to meaningfully reward Participants for contributing to the Company’s long term success and is subject to the Company’s performance.

Performance factors and/or measures may be revised to reflect significant changes in the Company as otherwise determined by the Committee consistent with the provisions under “Adjustments Upon Certain Events” below.  The Company hereby grants to the Committee the sole discretion to make all determinations of eligibility for participation, the satisfaction of the Company Adjusted EBITDA Minimum, the amount of any Awards, exclusions, limitations, adjustments, or amendments to this Plan or to any Award hereunder, reductions in benefits, and whether there is a termination of employment.

Notwithstanding anything contained in this Plan to the contrary, no amount shall be payable under this Plan in the event that the Adjusted EBITDA Performance for the Company’s 2013 fiscal year is less than the Company Adjusted EBITDA Minimum.

General Policies & Procedure

Eligibility

•                  Participants must be employed by the Company or a Subsidiary and approved by the Committee to be a Participant.

•                  Participants must be continuously employed by the Company or a Subsidiary for at least three years commencing with the Company’s 2011 fiscal year to be eligible to receive a cash payment pursuant to an Award and must continue to be employed through the date on which the Award is paid by the Company.

•                  A Participant’s termination of employment (voluntary or involuntary) for any reason before the date on which an Award is paid by the Company will result in forfeiture of the Award.  In addition, any Participant who is demoted will no longer be eligible for an Award or any payment pursuant to this Plan.

Award

The Company Adjusted EBITDA Minimum may only be determined to be met following the issuance of the financial audit for the Company’s 2013 fiscal year.  The Committee shall have the discretion of whether any amount may be payable after the Committee has determined whether the Company Adjusted EBITDA Minimum has been satisfied.  No amount shall be payable if the Company Adjusted EBITDA Minimum is not satisfied.  In all events, any Award which becomes payable is subject to applicable withholding and other payroll taxes.  Any Award will be automatically forfeited if the Participant is not employed at the time of payment.  Notwithstanding the foregoing, a Participant who is on a Family and Medical Leave Act leave or Uniformed Services Employment and Reemployment Rights Act leave on the date of payment of the Award shall be treated as employed on said date.

Administration

The Committee shall have sole authority to determine whether any amount will be awarded under this Plan or under any Award issued under this Plan.  The Committee reserves the right to reduce or eliminate this Plan and any Award, including the determination to cancel an Award that may be granted hereunder at any time at its sole discretion. All decisions of the Committee shall be final and conclusive and without liability to any person.  The Committee may decide, at its sole discretion, that no amount may be paid hereunder should the Committee determine that the circumstances warrant either as a result of a Participant’s performance or other actions, or, with respect to the overall condition (financial or otherwise) of the Company.  No amount shall be set aside in a trust or otherwise segregated to fund the payment of any Award hereunder.

Adjustments Upon Certain Events

The Company Adjusted EBITDA Minimum is established with respect to the entities included in the Company’s consolidated financial statements as of December 28, 2010 (the “Company Group”) and the Company Adjusted EBITDA Minimum must be met by such Company Group and any divestitures shall not reduce or cause any adjustment to the Budget.  In the event any new properties or entities are acquired or added to the Company Group after December 28, 2010, the Committee may adjust the Budget with respect to each such added property or entities within 90 days of the closing of such acquisition in order to adjust the Company Adjusted EBITDA Minimum for the budgeted performance of such properties/entities.  In the event of any change in the Company or any of its Subsidiaries by reason of any sale, disposition, closing of a Club, spin-off, combination or any transaction or event similar to the foregoing with respect to the Company, a Subsidiary or any Club, or any other transaction or event determined by the Committee to be applicable, there shall be no adjustment to the Company Adjusted EBITDA Minimum or any Award under this Plan.   The Committee may, at its sole discretion and without liability to any person, adjust the Company Adjusted EBITDA Minimum to consider any new or added entities or Clubs, if any, as it deems appropriate at its sole discretion, including with respect to establishing performance factors and measures with respect to such addition, provided such performance features or measures are established within 90 days of the addition.

No Right to Employment or Awards; No Transferability of Awards

Information contained in this Plan and any other communications made by management do not constitute an implied or expressed contract or binding agreement between the Company and any Participant.   The granting of an Award shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment of such Participant.  No Participant or other person shall have any claim to be granted any Award or be vested in any Award at any time, and there is no obligation for uniformity of treatment of Participants.  No Participant or other person shall have any claim to any term of employment by reason of any Award or this Plan and all employment shall continue to be employment at will.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).  Any Award is not considered commissions of any type nor deferred compensation.  Any Award shall be personal to the Participant and is not assignable or subject to voluntary or involuntary alienation, sale or transfer by the Participant to any beneficiary or otherwise.

Amendments; Termination; Interpretation

Notwithstanding that the Company Adjusted EBITDA Minimum may have been met, the Committee reserves the right, at its sole discretion, to change, modify, alter or eliminate this Plan and any Award or payment which may be paid at any time.  Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and any Awards granted hereunder shall be interpreted in accordance with the laws of the State of Texas, and, if applicable, Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued (“Section 409A”) .  Notwithstanding any provision herein to the contrary, in the event Section 409A is applicable to any Award issued hereunder and the Committee determines that any amounts which may be paid hereunder will be taxable to a Participant and not in compliance with Section 409A prior to payment to such Participant of such amount, the Company may (i) adopt such amendments and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of any Award paid hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A.

This document supersedes any prior agreements regarding the subject matter of this Plan, each of which is of no further force and effect.

Important Terminology

“Adjusted EBITDA” means EBITDA excluding certain items, including without limitation impairments and write-offs, changes in interest rate cap agreements, gains or losses due to discontinued or divested operations, or other similar events, and may be adjusted by the Committee at its sole discretion, including consideration of non-recurring events.

“Adjusted EBITDA Performance” means the Adjusted EBITDA results for the Company’s 2013 fiscal year as determined by the Committee and subject to final independent audit.

“Award” means the discretionary amount awarded to a Participant based upon the Participant’s Incentive Potential which may, in the Committee’s discretion, be paid to the Participant.

“Award Potential” means up to the dollar amount which the Participant may receive in an Award as stated in such Participant’s Long Term Incentive Plan participation letter. An Award Potential may be subject to such other terms and conditions as determined by the Committee at its sole discretion. The Award Potential may be modified from time-to-time by the Committee at its sole discretion.

“Budget” means the 2013 budgeted amount for Adjusted EBITDA Performance determined by the Committee for each Club, Region and/or the Company.

“Club” means a business, sports, golf or country Club of the Company or its Subsidiaries as determined by the Committee.

“Committee” means a Committee of the Board of Directors of the Company or designated by the Board of Directors of the Company.

“Company” means ClubCorp Club Operations, Inc., a Delaware corporation.

“Company Adjusted EBITDA Minimum” means the required Adjusted EBITDA Performance for Company’s 2013 fiscal year as stated in the Participant’s Long Term Incentive Plan Participation letter. Such amount shall be the same for all Participants, and is subject to adjustment as determined by the Committee, as set forth under “Adjustments Upon Certain Events.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Participant” means an employee of the Company or a Subsidiary who the Committee has designated to be eligible to receive an Award.

“Region” means the group of Clubs that the Participant is responsible for including the Participant’s home Club, if applicable, as determined by the Committee.

“Subsidiary” means a direct or indirect subsidiary of the Company as determined by the Committee.

Effective:  January 2011